       INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' CONSENT

     We consent to the incorporation by reference in this Registration Statement on Form S-3 pertaining to the registration of 2,910,434 shares of common stock and 1,335,000 shares of common stock issuable upon exercise of certain warrants of our report dated September 14, 1998 with respect to the consolidated financial statements appearing in the Annual Report on Form 10-K of uniView Technologies Corporation as of June 30, 1998 and for each of the years in the two-year period ended June 30, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

                                   /s/   King Griffin & Adamson P.C.

                                   KING GRIFFIN & ADAMSON P.C.

Dallas, Texas
March 6, 2000